UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934




                               Perez Companc S.A.
                            (f/k/a PC Holdings S.A.)
     ----------------------------------------------------------------------
                                (Name of Issuer)


                                 Class B Shares
     ----------------------------------------------------------------------
                         (Title of Class of Securities)


                                    693Z00107
     ----------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [_]      Rule 13d-1(b)

                  [_]      Rule 13d-1(c)

                  [X]      Rule 13d-1(d)

CUSIP No. 693Z00107                         13G               Page 2 of 26 Pages
--------------------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                     Jorge Gregorio Perez Companc
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group          (a)   [X]
             (See Instructions)                                        (b)   [_]

--------------------------------------------------------------------------------
     3       SEC Use Only

--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                     Republic of Argentina
--------------------------------------------------------------------------------
                     5    Sole Voting Power             522,219,951(1)
Number of Shares     -----------------------------------------------------------
Beneficially         6    Shared Voting Power           None
Owned by Each        -----------------------------------------------------------
Reporting Person     7    Sole Dispositive Power        522,219,951(1)
With                 -----------------------------------------------------------
                     8    Shared Dispositive Power      None
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person

                     522,219,951(1)
--------------------------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                     Not applicable
--------------------------------------------------------------------------------
     11      Percent of Class Represented by Amount in Row (9)

                     25.8%(2)
--------------------------------------------------------------------------------
     12      Type of Reporting Person (See Instructions)

                     IN
--------------------------------------------------------------------------------

CUSIP No. 693Z00107                         13G               Page 3 of 26 Pages
--------------------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                     Maria Carmen Sundblad de Perez Companc
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group          (a)   [X]
             (See Instructions)                                        (b)   [_]

--------------------------------------------------------------------------------
     3       SEC Use Only

--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                     Republic of Argentina
--------------------------------------------------------------------------------
                     5    Sole Voting Power             105,224(3)
Number of Shares     -----------------------------------------------------------
Beneficially         6    Shared Voting Power           None
Owned by Each        -----------------------------------------------------------
Reporting Person     7    Sole Dispositive Power        105,224(3)
With                 -----------------------------------------------------------
                     8    Shared Dispositive Power      None
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person

                     105,224(3)
--------------------------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                     Not applicable
--------------------------------------------------------------------------------
     11      Percent of Class Represented by Amount in Row (9)

                     Less than 1%(4)
--------------------------------------------------------------------------------
     12      Type of Reporting Person (See Instructions)

                     IN
--------------------------------------------------------------------------------

CUSIP No. 693Z00107                         13G               Page 4 of 26 Pages
--------------------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                     Jorge Perez Companc
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group          (a)   [X]
             (See Instructions)                                        (b)   [_]

--------------------------------------------------------------------------------
     3       SEC Use Only

--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                     Republic of Argentina
--------------------------------------------------------------------------------
                     5    Sole Voting Power             15,214,752(5)
Number of Shares     -----------------------------------------------------------
Beneficially         6    Shared Voting Power           None
Owned by Each        -----------------------------------------------------------
Reporting Person     7    Sole Dispositive Power        15,214,752(5)
With                 -----------------------------------------------------------
                     8    Shared Dispositive Power      None
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person

                     15,214,752(5)
--------------------------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                     Not applicable
--------------------------------------------------------------------------------
     11      Percent of Class Represented by Amount in Row (9)

                     1.0%(6)
--------------------------------------------------------------------------------
     12      Type of Reporting Person (See Instructions)

                     IN
--------------------------------------------------------------------------------

CUSIP No. 693Z00107                         13G               Page 5 of 26 Pages
--------------------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                     Rosario Perez Companc
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group          (a)   [X]
             (See Instructions)                                        (b)   [_]

--------------------------------------------------------------------------------
     3       SEC Use Only

--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                     Republic of Argentina
--------------------------------------------------------------------------------
                     5    Sole Voting Power             15,050,912(7)
Number of Shares     -----------------------------------------------------------
Beneficially         6    Shared Voting Power           None
Owned by Each        -----------------------------------------------------------
Reporting Person     7    Sole Dispositive Power        15,050,912(7)
With                 -----------------------------------------------------------
                     8    Shared Dispositive Power      None
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person

                     15,050,912(7)
--------------------------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                     Not applicable
--------------------------------------------------------------------------------
     11      Percent of Class Represented by Amount in Row (9)

                     1.0%(8)
--------------------------------------------------------------------------------
     12      Type of Reporting Person (See Instructions)

                     IN
--------------------------------------------------------------------------------

CUSIP No. 693Z00107                         13G               Page 6 of 26 Pages
--------------------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                     Pilar Perez Companc de Basombrio
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group          (a)   [X]
             (See Instructions)                                        (b)   [_]

--------------------------------------------------------------------------------
     3       SEC Use Only

--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                     Republic of Argentina
--------------------------------------------------------------------------------
                     5    Sole Voting Power             15,050,912(7)
Number of Shares     -----------------------------------------------------------
Beneficially         6    Shared Voting Power           None
Owned by Each        -----------------------------------------------------------
Reporting Person     7    Sole Dispositive Power        15,050,912(7)
With                 -----------------------------------------------------------
                     8    Shared Dispositive Power      None
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person

                     15,050,912(7)
--------------------------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                     Not applicable
--------------------------------------------------------------------------------
     11      Percent of Class Represented by Amount in Row (9)

                     1.0%(8)
--------------------------------------------------------------------------------
     12      Type of Reporting Person (See Instructions)

                     IN
--------------------------------------------------------------------------------

CUSIP No. 693Z00107                         13G               Page 7 of 26 Pages
--------------------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                     Luis Perez Companc
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group          (a)   [X]
             (See Instructions)                                        (b)   [_]

--------------------------------------------------------------------------------
     3       SEC Use Only

--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                     Republic of Argentina
--------------------------------------------------------------------------------
                     5    Sole Voting Power             15,050,912(7)
Number of Shares     -----------------------------------------------------------
Beneficially         6    Shared Voting Power           None
Owned by Each        -----------------------------------------------------------
Reporting Person     7    Sole Dispositive Power        15,050,912(7)
With                 -----------------------------------------------------------
                     8    Shared Dispositive Power      None
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person

                     15,050,912(7)
--------------------------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                     Not applicable
--------------------------------------------------------------------------------
     11      Percent of Class Represented by Amount in Row (9)

                     1.0%(8)
--------------------------------------------------------------------------------
     12      Type of Reporting Person (See Instructions)

                     IN
--------------------------------------------------------------------------------

CUSIP No. 693Z00107                         13G               Page 8 of 26 Pages
--------------------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                     Cecilia Perez Companc
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group          (a)   [X]
             (See Instructions)                                        (b)   [_]

--------------------------------------------------------------------------------
     3       SEC Use Only

--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                     Republic of Argentina
--------------------------------------------------------------------------------
                     5    Sole Voting Power             15,050,912(7)
Number of Shares     -----------------------------------------------------------
Beneficially         6    Shared Voting Power           None
Owned by Each        -----------------------------------------------------------
Reporting Person     7    Sole Dispositive Power        15,050,912(7)
With                 -----------------------------------------------------------
                     8    Shared Dispositive Power      None
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person

                     15,050,912(7)
--------------------------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                     Not applicable
--------------------------------------------------------------------------------
     11      Percent of Class Represented by Amount in Row (9)

                     1.0%(8)
--------------------------------------------------------------------------------
     12      Type of Reporting Person (See Instructions)

                     IN
--------------------------------------------------------------------------------

CUSIP No. 693Z00107                         13G               Page 9 of 26 Pages
--------------------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                     Catalina Perez Companc
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group          (a)   [X]
             (See Instructions)                                        (b)   [_]

--------------------------------------------------------------------------------
     3       SEC Use Only

--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                     Republic of Argentina
--------------------------------------------------------------------------------
                     5    Sole Voting Power             15,050,912(7)
Number of Shares     -----------------------------------------------------------
Beneficially         6    Shared Voting Power           None
Owned by Each        -----------------------------------------------------------
Reporting Person     7    Sole Dispositive Power        15,050,912(7)
With                 -----------------------------------------------------------
                     8    Shared Dispositive Power      None
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person

                     15,050,912(7)
--------------------------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                     Not applicable
--------------------------------------------------------------------------------
     11      Percent of Class Represented by Amount in Row (9)

                     1.0%(8)
--------------------------------------------------------------------------------
     12      Type of Reporting Person (See Instructions)

                     IN
--------------------------------------------------------------------------------

CUSIP No. 693Z00107                         13G              Page 10 of 26 Pages
--------------------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                     Pablo Perez Companc
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group          (a)   [X]
             (See Instructions)                                        (b)   [_]

--------------------------------------------------------------------------------
     3       SEC Use Only

--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                     Republic of Argentina
--------------------------------------------------------------------------------
                     5    Sole Voting Power             15,050,912(7)
Number of Shares     -----------------------------------------------------------
Beneficially         6    Shared Voting Power           None
Owned by Each        -----------------------------------------------------------
Reporting Person     7    Sole Dispositive Power        15,050,912(7)
With                 -----------------------------------------------------------
                     8    Shared Dispositive Power      None
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person

                     15,050,912(7)
--------------------------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                     Not applicable
--------------------------------------------------------------------------------
     11      Percent of Class Represented by Amount in Row (9)

                     1.0%(8)
--------------------------------------------------------------------------------
     12      Type of Reporting Person (See Instructions)

                     IN
--------------------------------------------------------------------------------

CUSIP No. 693Z00107                         13G              Page 11 of 26 Pages
--------------------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                     Fundacion Perez Companc
--------------------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group          (a)   [X]
             (See Instructions)                                        (b)   [_]

--------------------------------------------------------------------------------
     3       SEC Use Only

--------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

                     Incorporated in the Republic of Argentina
--------------------------------------------------------------------------------
                     5    Sole Voting Power             621,871,347(9)
Number of Shares     -----------------------------------------------------------
Beneficially         6    Shared Voting Power           None
Owned by Each        -----------------------------------------------------------
Reporting Person     7    Sole Dispositive Power        621,871,347(9)
With                 -----------------------------------------------------------
                     8    Shared Dispositive Power      None
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person

                     621,871,347(9)
--------------------------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                     Not applicable
--------------------------------------------------------------------------------
     11      Percent of Class Represented by Amount in Row (9)

                     41.3%(10)
--------------------------------------------------------------------------------
     12      Type of Reporting Person (See Instructions)

                     CO
--------------------------------------------------------------------------------

                                                             Page 12 of 26 Pages

(1) Represents 522,219,951 Class A shares of the Issuer that may be converted to Class B shares at the option of the holder at any time. One Class A share is convertible into one Class B share.

(2) Based on a total of 2,026,417,939 Class B shares after assuming and giving effect to the conversion of 522,219,951 Class A shares into 522,219,951 Class B shares and adding such amount to the total amount of Class B shares outstanding as of December 31, 2000. The Class B shares are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned pursuant to Rule 13d-3(1)(i).

(3) Represents 105,224 Class A shares of the Issuer that may be converted to Class B shares at the option of the holder at any time. One Class A share is convertible into one Class B share.

(4) Based on a total of 1,504,393,212 Class B shares after assuming and giving effect to the conversion of 105,224 Class A shares into 105,224 Class B shares and adding such amount to the total amount of Class B shares outstanding as of December 31, 2000. The Class B shares are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned pursuant to Rule 13d-3(1)(i).

(5) Represents 15,214,752 Class A shares of the Issuer that may be converted to Class B shares at the option of the holder at any time. One Class A share is convertible into one Class B share.

(6) Based on a total of 1,519,412,740 Class B shares after assuming and giving effect to the conversion of 15,214,752 Class A shares into 15,214,752 Class B shares and adding such amount to the total amount of Class B shares outstanding as of December 31, 2000. The Class B shares are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned pursuant to Rule 13d-3(1)(i).

(7) Represents 15,050,912 Class A shares of the Issuer that may be converted to Class B shares at the option of the holder at any time. One Class A share is convertible into one Class B share.

(8) Based on a total of 1,519,248,900 Class B shares after assuming and giving effect to the conversion of 15,050,912 Class A shares into 15,050,912 Class B shares and adding such amount to the total amount of Class B shares outstanding as of December 31, 2000. The Class B shares are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned pursuant to Rule 13d-3(1)(i).

(9)         Represents 621,871,347 Class B shares.

(10) Based on a total of 1,504,197,988 Class B shares outstanding as of December 31, 2000.

                                                             Page 13 of 26 Pages

Item 1(a)   Name of Issuer:

            Perez Companc S.A. (f/k/a PC Holdings S.A.) (the "Issuer")

Item 1(b)   Address of Issuer's Principal Executive Offices:

            Avenida de Mayo 701,
            Piso 16,
            Buenos Aires
            Argentina (1084)

Item 2(a)   Name of Person Filing:

            The names of the persons filing this statement are Jorge Gregorio Perez Companc, Maria Carmen Sundblad de Perez Companc, Jorge Perez Companc, Rosario Perez Companc, Pilar Perez Companc de Basombrio, Luis Perez Companc, Cecilia Perez Companc, Catalina Perez Companc, Pablo Perez Companc and Fundacion Perez Companc.

Item 2(b)   Address of Principal Business Office or, if None, Residence:

            The address of the residence of Jorge Gregorio Perez Companc is Sevilla 2909 - Ciudad de Buenos Aires, Argentina.

            The address of the residence of Maria Carmen Sundblad de Perez Companc is Sevilla 2909 - Ciudad de Buenos Aires, Argentina.

            The address of the residence of Jorge Perez Companc is Ombu 2916 - Ciudad de Buenos Aires, Argentina.

            The address of the residence of Rosario Perez Companc is Sevilla 2909 - Ciudad de Buenos Aires, Argentina.

            The address of the residence of Pilar Perez Companc de Basombrio is Sevilla 2909 - Ciudad de Buenos Aires, Argentina.

            The address of the residence of Luis Perez Companc is Austria 2660 - Ciudad de Buenos Aires, Argentina.

            The address of the residence of Cecilia Perez Companc is Arellanos 375 - San Antonio de Areco - Provincia de Buenos Aires, Argentina.

            The address of the residence of Catalina Perez Companc is Sevilla 2909 - Ciudad de Buenos Aires, Argentina.

            The address of the residence of Pablo Perez Companc is Sevilla 2909
            - Ciudad de Buenos Aires, Argentina.

            The address of the principal place of business and principal office of Fundacion Perez Companc is Avenida de Mayo 701 - Ciudad de Aires, Argentina.

                                                             Page 14 of 26 Pages

Item 2(c)   Citizenship:

            See Item 4 of the cover page pertaining to each reporting person.

Item 2(d)   Title of Class of Securities:

            Class B Shares

Item 2(e)   CUSIP Number:

            693Z00107

Item 3.     Not applicable since this statement is filed pursuant to Rule
            13d-1(d).

Item 4.     Ownership.

            (a) Amount Beneficially Owned:

            See Item 9 of the cover page pertaining to each reporting person.

            (b) Percent of Class:

            See Item 11 of the cover page pertaining to each reporting person.

            (c) Number of shares as to which such person has:

                        (i)         sole power to vote or direct the vote:

                                    See Item 5 of the cover page of each
                                    reporting person.

                        (ii)        shared power to vote or to direct the vote:

                                    See Item 6 of the cover page of each
                                    reporting person.

                        (iii) sole power to dispose or to direct the disposition of:

                                    See Item 7 of the cover page of each
                                    reporting person.

                        (iv) shared power to dispose or to direct the disposition of:

                                    See Item 8 of the cover page of each
                                    reporting person.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

                                                             Page 15 of 26 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A attached hereto.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certifications.

            Not Applicable.

                                                             Page 16 of 26 Pages


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                                By: /s/  Jorge Gregorio Perez Companc
                                   ---------------------------------------------
                                   Name: Jorge Gregorio Perez Companc

                                                             Page 17 of 26 Pages


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                                By: /s/  Maria Carmen Sundblad de Perez Companc
                                   ---------------------------------------------
                                   Name: Maria Carmen Sundblad de Perez Companc

                                                             Page 18 of 26 Pages


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                                By: /s/  Jorge Perez Companc
                                   ---------------------------------------------
                                   Name: Jorge Perez Companc

                                                             Page 19 of 26 Pages


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                                By: /s/  Rosario Perez Companc
                                   ---------------------------------------------
                                   Name: Rosario Perez Companc

                                                             Page 20 of 26 Pages


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                                By: /s/  Pilar Perez Companc de Basombrio
                                   ---------------------------------------------
                                   Name: Pilar Perez Companc de Basombrio

                                                             Page 21 of 26 Pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                                By: /s/ Luis Perez Companc
                                   ---------------------------------------------
                                    Name: Luis Perez Companc

                                                             Page 22 of 26 Pages


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                                By: /s/  Cecilia Perez Companc
                                   ---------------------------------------------
                                   Name: Cecilia Perez Companc

                                                             Page 23 of 26 Pages


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                                By: /s/  Catalina Perez Companc
                                   ---------------------------------------------
                                   Name: Catalina Perez Companc

                                                             Page 24 of 26 Pages


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                                By: /s/  Pablo Perez Companc
                                   ---------------------------------------------
                                   Name: Pablo Perez Companc

                                                             Page 25 of 26 Pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                                By: /s/ Carlos Alberto Cupi
                                   ---------------------------------------------
                                    Fundacion Perez Companc
                                    Name:  Carlos Alberto Cupi
                                          --------------------------------------
                                    Title: President
                                          --------------------------------------

                                                             Page 26 of 26 Pages

                                INDEX TO EXHIBIT


EXHIBIT A.        Persons Forming Part of the Group

Jorge Gregorio Perez Companc
Maria Carmen Sundblad de Perez Companc
Jorge Perez Companc
Rosario Perez Companc
Pilar Perez Companc de Basombrio
Luis Perez Companc
Cecilia Perez Companc
Catalina Perez Companc
Pablo Perez Companc
Fundacion Perez Companc